Exhibit 10.11
April 7, 2008
Jerry R. Linzey
Senior Vice President and Chief Operating Officer
American Commercial Lines, Inc.
1701 East Market Street
Jeffersonville, IN 47130-4717
Dear Mr. Linzey:
As we discussed, you have agreed to resign as the Senior Vice President and Chief Operating Officer of American Commercial Lines, Inc. (“ACL”) effective immediately. In addition, effective immediately you have agreed to resign any other officer or director positions you hold with any affiliates or subsidiaries of ACL. To facilitate a smooth transition, we have agreed as follows:
•	Your employment will continue through May 24, 2008. From the date hereof through May 9, 2008, you will continue to be compensated at your regular rate of earnings, in accordance with the terms of the employment agreement between you and ACL, dated as of May 9, 2005, as amended effective August 1, 2006 (the “Employment Agreement”). On May 9, 2008, the Employment Agreement will terminate in accordance with its terms and will not be renewed. From May 9, 2008 to May 24, 2008, you will be compensated at a rate of $500 per day (Monday through Friday only). Following the close of business on May 24, 2008, your employment with ACL as well as any of its affiliates or subsidiaries will be concluded unless mutually agreed in writing by the parties hereto.

Effective immediately, you will no longer have an office at the ACL corporate headquarters. You will continue to report directly to the Chief Executive Officer of ACL and will perform only those duties, including performing studies and analyses, as specifically directed by the Chief Executive Officer.

You acknowledge that the events surrounding your entering into this letter agreement do not constitute a “termination without cause” or a termination by you “for good reason” as defined in the Employment Agreement and that you will not be entitled to any of the benefits described in Section 5.2 of the Employment Agreement (other than payment for accrued but unpaid base salary (which shall in no event include any bonuses) and vacation).

You further acknowledge that the events surrounding your entering into this letter agreement do not constitute a “termination without cause” or a termination by you “for good reason” under any of your equity award agreements or any company policies and that you will not be entitled to accelerated vesting of any outstanding equity awards or payment of severance under any ACL severance policy.

•	Following the termination of your employment on May 24, 2008, any of your unvested equity awards will immediately terminate. You will be entitled to exercise any of your then vested stock options for the periods set forth in the applicable stock option award agreement. For the avoidance of doubt, following your termination of employment on May 24, 2008 you will be vested in the options set forth on Exhibit A hereto and you will vest on May 24, 2008 in 37,380 shares of restricted stock granted to you on May 24, 2005. Following the termination of your employment on May 24, 2008, you will have no right to exercise any stock options other than those set forth on Exhibit A.

•	Your continued receipt of base salary through May 24, 2008 is contingent on your executing, and not revoking, the form of release attached hereto as Exhibit B within 30 days of April 7, 2008. If you do not sign the form of release or you revoke it prior to the end of the revocation period, your employment will terminate on May 9, 2008, by mutual agreement and any of your unvested equity awards will immediately terminate.
Please indicate your acceptance of the terms and conditions of this letter agreement by signing in the space provided below and returning directly to me. In addition, please execute the release contained in Exhibit A and return it to me.
Regards,
/s/ Michael P. Ryan
Michael P. Ryan
Chief Executive Officer
I accept the terms and conditions of this letter agreement.
-s- Jerry R. Linzey

Jerry R. Linzey
Date:

Exhibit A
Options which will have vested by May 24, 2008

Grant Date	Vested Options	Exercise Price
5/24/05	75,136[1]	$2.25
2/1/06	6,814[2]	$16.815
2/12/07	3,554[3]	$36.05

[1]	Represents number of outstanding options of the original 112,144 grant. (37,008 were exercised on August 3, 2006.)

[2]	Represents the number of options of the original 20,444 grant that will have vested by May 24, 2008 and that will remain outstanding. (6,186 options from such grant vested and have previously been exercised.)

[3]	Represents the number of options of the original 10,662 grant that will have vested by May 24, 2008 and that will remain outstanding.

Exhibit B
Release and Waiver of Claims
RELEASE AND WAIVER OF EMPLOYMENT AND
TERMINATION OF EMPLOYMENT CLAIMS
     This Release and Waiver of Employment and Termination of Employment Claims (hereinafter the “Release”) is made and entered into by Jerry R. Linzey (hereinafter the “Employee”), in favor of American Commercial Lines Inc, a Delaware corporation with a business address of 1701 East Market Street, Jeffersonville, Indiana 47131 and all parent, related, affiliated and subsidiary companies, and each of their respective and collective predecessors, successors, employees, officers, directors, interest holders, representatives, assigns, agents, insurers and employee benefit programs and the trustees, administrators, fiduciaries and insurers of such benefit programs (collectively, the “Company”).
RECITALS
1. Employee’s active employment with the Company will end on May 24, 2008.
2. Employee has reviewed this Release and these materials and desires to waive certain claims or potential claims Employee may have against the Company and certain other entities in order to receive benefits under the terms of the letter agreement between Employee and the Company dated April 7, 2008 (the “Letter Agreement”).
3. The Company and Employee desire to fully and finally settle all issues and disputes, if any, between them.
     NOW, THEREFORE, in recognition of the foregoing, and in exchange for the good and valuable consideration provided herein, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree as follows:

1.	Conclusion of Employment
     (a) Employee’s active employment with the Company will end on May 24, 2008 (hereinafter the “Separation Date”). Employee promises that within seven days after the Separation Date, Employee returned or will return to the Company all files, records, credit cards, keys, computers or any other Company property which is in Employee’s possession or control.
     (b) Employee acknowledges and agrees that the covenants contained in Section 7 of that certain Employment Agreement dated as of May 9, 2005, as amended effective August 1, 2006 (the “Employment Agreement”) shall survive the termination of the Employee’s employment for the periods set forth therein.

     (c) Employee understands and acknowledges that this Release and the benefits being offered pursuant to the terms of the Letter Agreement are not part of a group severance plan or arrangement.

2.	Payments to Employee
     (a) The Company agrees to pay Employee, payments described in the Letter Agreement (the “Severance Payments”). Such Severance Payments shall be provided to Employee once this Release has become irrevocable.
     (b) As additional consideration, specifically for the release of age discrimination claims potentially arising under the Age Discrimination in Employment Act, the Company will pay Employee amounts that are above and beyond any amounts that Employee is otherwise entitled to pursuant to the Employment Agreement or other Company policies (this amount is referred to herein as “Additional Consideration”). The Additional Consideration is part of the Severance Payments payable to Employee pursuant to Section 2(a) of this Release and any other benefits being provided under the terms of this Release (Severance Payments and Additional Consideration are sometimes referred to collectively as “Separation Pay”).
     (c) Payment of benefits conditioned on the signature of this Release by Employee will commence within fourteen (14) days of the date that this Release becomes irrevocable under Section 4 of this Release.
     (d) Employee understands and acknowledges that the Company will deduct from Separation Pay withholding taxes and other deductions that the Company is required by law to deduct from payments to employees.
     (e) Employee understands and acknowledges that the Separation Pay and other consideration given by the Company to Employee, and in exchange for this Release, is more than the Company is required to pay under its normal policies and procedures.
     (f) Employee further understands and acknowledges that the Additional Consideration given by the Company in exchange for the release of age discrimination claims potentially arising under the Age Discrimination in Employment Act, is more than the Company is required to pay under the Employment Agreement and the Company’s normal policies and procedures and is in addition to what the Company is required to pay under the terms of its policies and procedures.

3.	Complete Release
     (a) In consideration of the payments and benefits received hereunder, except for claims challenging the validity of this Release, Employee agrees forever to release, discharge, and covenant not to sue the Company, its past, present, or future parent companies (direct or indirect), subsidiaries, and/or other affiliates, and any and all of their past and present directors, officers, shareholders, interest holders, employees, attorneys, and other agents and representatives, and any employee benefit plans in which Employee is or has been a participant by virtue of employment with the Company, and the trustees, administrators, fiduciaries and insurers of such benefit plans from any and all claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Employee may currently have against such entities, including, without limitation, any and all claims arising out of Employee’s employment with the Company or the termination thereof, the design or administration of any employee benefit program, claims to severance or similar benefits under any program, policy, or procedure of the Company other than the payments recited in the Letter Agreement, and any and all other claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, and claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the National Labor Relations Act, the Railway Labor Act, and similar state or local statutes, ordinances, and regulations; provided, however, this Release does not release or affect, or constitute a waiver of, (i) any rights of Employee under the Letter Agreement, (ii) any right Employee may have with respect to any vested benefits under any of the Company’s employee retirement, pension, retirement savings and/or welfare benefit plans, (iii) any rights Employee may have for indemnification or insurance coverage relating in any way to Employee’s service as an officer, employee and/or representative of the Company, or (iv) any claims based on any actions or events occurring after Employee’s execution of this Release.
     (b) This release and waiver by Employee is on behalf of Employee, Employee’s spouse (if any), child or children (if any), and heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns.

4.	Release of Age Discrimination Claims; Encouragement to Consult with Attorney; Period for Review.
     (a) Release of Age Discrimination Claims. Employee understands and agrees that this document includes a release of claims arising under the Age Discrimination in Employment Act and that Employee does not waive rights or claims that may arise after the date the waiver is executed. Employee understands and acknowledges that Employee will have up to thirty (30) days to review and consider this Release. Employee further understands and acknowledges that Employee may use as much or all of this 30-day period as Employee wishes before signing, and that Employee has done so.
     (b) Additional Consideration. Employee again understands and acknowledges that Employee is receiving Additional Consideration from the Company in exchange for the release of age discrimination claims potentially arising under the Age Discrimination in Employment

Act (as outlined above). Employee further understands and acknowledges that the Additional Consideration given to Employee by the Company in exchange for the release of age discrimination claims potentially arising under the Age Discrimination in Employment Act is more than the Company is required to pay under the Employment Agreement and the Company’s normal policies and procedures and is in addition to what the Company is required to pay under its normal policies and procedures.
     (c) Encouragement to Consult with Attorney, Employee understands and acknowledges that this is a legal document and that Employee is hereby advised to consult with an attorney prior to executing this Release. By signing below, Employee warrants that Employee has had the opportunity to consult with an attorney prior to any execution of this Release, and to be fully and fairly advised by that legal counsel as to the terms of this Release.
     (d) Period for Review. Employee understands that Employee has seven (7) days after signing this Release to revoke it by notice in writing delivered to AMERICAN COMMERCIAL LINES LLC; ATTN: Senior Vice President Legal and Administration; 1701 Market Street, Jeffersonville, Indiana 47131-0610. This Release shall be binding, effective, and enforceable upon the expiration of this seven-day revocation period without such revocation being received, but not before such time. Employee understands and agrees that benefit payments contingent upon the execution of this Release will not be made prior to the expiration of this seven-day revocation period. Payment of Separation Pay or other monetary benefits conditioned on the execution of this Release will be made within fourteen (14) days of the expiration of the seven-day revocation period.

5.	No Future Lawsuits
     By signing this Release, Employee promises never to file or pursue a claim, lawsuit or any other complaint or charge asserting any of the claims, complaints or charges that are released in this Release.

6.	Non-Admission of Liability.
     Employee understands and agrees that the Company’s willingness to make payments and pay benefits to him or her under this Release is not an admission of liability, or obligation to provide such consideration in the absence of Employee signing this Release.

7.	Non-Release of Future Claims
     This Release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which may arise after the later of the date Employee signs this Release, or the Separation Date.

8.	Repayment of Benefits Based on Subsequent Assertion of Claim; Indemnification for Costs Incurred by The Company; No Limitation on Covenant Not To Sue

     (a) Repayment of Benefits Based on Subsequent Assertion of Claim. Employee understands and agrees that Employee may not pursue any claim, lawsuit, or other charge or complaint asserting any of the claims, complaints or charges that are released in this Release. Employee further understands and agrees that if Employee should breach this covenant not to sue, and if a Court should, for any reason, find Employee’s release of claims, as set forth in this Release, void, voidable, imperfect, or incomplete in any respect, Employee may be liable for the repayment of some or all of the Separation Pay and the value of any other benefits Employee received pursuant to the terms of this Release. Statutes of limitations will run on all claims without regard to Employee’s execution of this Release. In addition, if Employee breaches his or her covenant not to sue, as set forth in Section 5, Employee shall forfeit all right to future benefits, if any.
     (b) Indemnification for Costs Incurred by the Company. Employee acknowledges and agrees that if Employee breaks his or her covenant not to sue or promise not to assert claims against the Company in the future, by filing a claim, lawsuit or other complaint asserting any of the claims, complaints or charges that are released in this Release, and a Court finds Employee’s actions to be in breach of the terms of this Release, Employee will pay the Company’s costs and reasonable attorneys’ fees in defending such claim, lawsuit, or other complaint.
     (c) No Limitation on Covenant Not to Sue. Nothing in this Section shall be construed to limit Employee’s covenant not to sue or promise not to assert claims, as set forth above.

9.	Subsequent Reemployment with The Company or Any Affiliated Company
     An eligible employee who accepts Separation Pay and who subsequently applies for and/or accepts employment with the Company or any company affiliated with the Company forfeits any remaining unpaid Separation Pay. If Employee has been paid a number of Separation Pay weeks greater than the number of weeks of actual unemployment, Employee shall be obligated to repay the difference to the Company as a condition as a condition of reemployment with the Company or affiliated company. To the extent the Company decides to waive this provision, which it may or may not elect to do, in its sole discretion, this provision may only be waived in writing duly signed by the Senior Vice President — Human Resources of the Company or similarly designated officer.

10.	Governing Law
     This Release shall be governed and construed in all respects in accordance with the laws of the State of Indiana without regard to the conflict of laws provisions contained therein.

11.	Severability and Consequences of Invalid Terms
     Except as otherwise specified herein, if any portion of this Release is found void or unenforceable for any reason by any Court, the Court should enforce all portions of this Release to the maximum extent which would have been enforceable in the original Release. If such portion cannot be modified to be enforceable, the unenforceable portion will be severed from the remaining portions of this Release, which shall otherwise remain in full force and effect;

provided, however, that the release provision set forth in Section 3 above is a material term of this Release and, if such provision is found to be invalid or unenforceable, for any reason, then the remainder of this Release shall be enforceable at the Company’s sole discretion.

12.	Entire Agreement
     This Release contains the entire agreement between the Company and Employee pertaining to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and understandings in connection therewith. The Company has made no promises to Employee other than those set forth in this Release. It is not necessary that the Company sign this Release for it to become binding upon the Company and Employee. It shall be binding on the Company when it becomes irrevocable pursuant to Section 4 above.
     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
     BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS RELEASE; THAT I UNDERSTAND IT; AND THAT I AM ENTERING INTO IT VOLUNTARILY AND OF MY OWN FREE WILL, WITHOUT ANY UNDUE DURESS, INTIMIDATION OR COERCION.
     IN WITNESS WHEREOF, and intending to be legally bound hereby, Employee has executed this Release after fully reading and understanding its terms.

EMPLOYEE

-s- Jerry Linzey

Signature

Jerry Linzey

Printed Name

Dated: 4/7/08

WITNESS:

(ILLEGIBLE)

Checks and subsequent correspondence should be sent to:

Jerry Linzey

[Address on file with the Company]